Exhibit 1

JOINT FILING AGREEMENT

Pursuant to Rule 13d-1(k)(1) under the Securities Exchange Act of 1934, as amended, the undersigned hereby agree, as of August 6, 2014, that only one statement containing the information required by Schedule 13D, and each amendment thereto, need be filed with respect to the ownership by each of the undersigned of Shares of Crystal Rock Holdings, Inc., and such statement to which this Joint Filing Agreement is attached as Exhibit 1 is filed on behalf of each of the undersigned.

HENRY E. BAKER

/s/ Bruce MacDonald, Attorney-in-Fact for Henry E. Baker Name: Henry E. Baker

JOHN B. BAKER

/s/ Bruce MacDonald, Attorney-in-Fact for John B. Baker
Name: John B. Baker

PETER K. BAKER

/s/ Bruce MacDonald, Attorney-in-Fact for Peter K. Baker
Name: Peter K. Baker

ROSS S. RAPAPORT

/s/ Bruce MacDonald, Attorney-in-Fact for Ross S. Rapaport
Name: Ross S. Rapaport, individually and as trustee of each of U/T/A dated 12/16/91 F/B/O Joan Baker et al., Peter K. Baker Life Insurance Trust, and John B. Baker Life Insurance Trust

Schedule 1

Transactions by the Reporting Persons in Common Stock During the Prior Sixty Days

Name of Person effecting transaction	Date	Number of Shares of Common Stock Purchased/Sold	Price Per Share of Common Stock	Nature of Transactions
Henry E. Baker	August 6, 2014	1,064,218	N/A	Shares gifted
John B. Baker	August 6, 2014	532,109	N/A	Received shares as gift
Peter K. Baker	August 6, 2014	532,109	N/A	Received Shares as gift